Exhibit 99

Press Release

HORIZON OFFSHORE REPORTS 2003 RESULTS

Houston, Texas (March 15, 2004)—Horizon Offshore, Inc. (NASDAQ: HOFF) today reported a net loss for 2003 of $(72.5) million, or $(2.74) per share-diluted. This compares with net loss of $(5.5) million, or $(0.22) per share-diluted, for 2002.

For the three months ended December 31, 2003, Horizon reported a net loss of $(65.2) million, or $(2.46) per share-diluted, on revenues of $65.6 million, compared with net loss of $(10.4) million, or $(0.39) per share-diluted, on revenues of $88.0 million for the fourth quarter of 2002.

For the fiscal year 2003, gross profit was $6.5 million, or 2.4 percent, on revenues of $270.3 million, compared with gross profit of $30.4 million, or 10.7 percent, on revenues of $283.4 million for 2002. Pre-tax net loss was $(80.1) million, with an income tax benefit of $(7.6) million for 2003, compared with pre-tax net loss of $(8.6) million and an income tax benefit of $(3.1) million for 2002.

During the fourth quarter of 2003, the company recorded a $33.1 million reserve for unapproved claims from Pemex as a result of communications with Pemex, subsequent to the formal submission of claims in 2003 and the inability to reach an agreement on the amount and timing of payment of the unapproved claims. If Horizon determines it will be unsuccessful in resolving these claims through negotiations, Horizon may elect to submit its claims, with a remaining carrying value of $25.5 million as of December 31, 2003, to arbitration in Mexico in order to resolve this matter. The carrying value is the amount that is believed to be collectible; however, an adverse outcome from this arbitration could result in a further loss of up to the carrying value of the claim of $25.5 million.

Also included in the loss reported for 2003 is a $21.3 million impairment loss on the Phoenix Horizon, two diving support vessels, one small construction vessel, a cargo barge and related marine equipment based upon the carrying value of these vessels and equipment in excess of their estimated fair value as determined by the estimated discounted future cash flows. A $9.9 million impairment loss related to the Phoenix Horizon was recognized for the year ended December 31, 2002. The impairment of the Phoenix Horizon is a result of a further decline in its fair market value and management's decision not to make capital improvements required to place the vessel into service due to the availability of other operational assets. The sustained difficult economic environment, depressed market for the marine construction industry and increased competition for construction projects throughout 2003 has resulted in a decline in the utilization of Horizon’s vessels, triggering the impairment of the other vessels, the cargo barge and related marine equipment.

A valuation allowance that fully offset the net deferred tax assets, which are not expected to be realized due to the uncertainty of future taxable income, in the amount of $23.1 million was charged as income tax expense and further impacted the net loss for 2003.

During 2003, a significant portion of the company’s revenues related to projects in the Northeastern U.S. and from operations in the Southeast Asia region, as compared to revenues related to Pemex projects for 2002. The change in customer mix in 2003 compared to 2002 impacted total revenues and gross profit. Lower margins on projects in the Northeastern U.S., downtime on vessels operating in the northern U.S. Gulf of Mexico because of unanticipated inclement weather conditions, and schedule slippage in several major projects in the U.S. Gulf of Mexico and West Africa contributed to a decrease in gross profit for 2003.

"In addition to lower revenues and profit margins on projects, the cost of carrying the Pemex claims and other receivables significantly affected our liquidity and operations in 2003. We have worked diligently with our lenders to amend debt covenants and to obtain additional financing. The company is currently positioned to take advantage of market opportunities. We were awarded a contract from the Israel Electric Corporation for the installation of a 30" diameter natural gas transmission system, and we have also been awarded a contract from Pemex for the engineering, procurement and construction of several pipelines in the Bay of Campeche," said Bill Lam, President and Chief Executive Officer President. "We believe that the combination of our current operating assets and experienced personnel will allow us to competitively bid jobs and obtain a backlog of work that will initiate our return to improved operating results."

Horizon and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward–looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)
(In thousands, except share and per share data)

	For the Year Ended December 31,		For the Three Months Ended December 31,
Income Statement Data:	2003	2002	2003	2002

Contract revenues	$ 270,313	$ 283,410	$ 65,554	$ 88,039
Cost of contract revenues	263,812	253,016	68,306	83,874
Gross profit	6,501	30,394	(2,752)	4,165
Selling, general and administrative expenses	21,749	21,845	4,452	8,101
Pemex reserve	33,092	--	33,092	--
Impairment of property and equipment	21,332	9,852	21,332	9,852
Operating income (loss)	(69,672)	(1,303)	(61,628)	(13,788)

Other:
Interest expense, net of amount capitalized	(9,542)	(4,585)	(3,041)	(1,528)
Interest income	67	91	37	16
Loss on debt extinguishment	(868)	--	--	--
Other income (expense), net	(88)	(2,831)	119	(316)

Net income (loss) before income taxes	(80,103)	(8,628)	(64,513)	(15,616)
Income tax provision (benefit)	(7,599)	(3,079)	697	(5,245)
Net income (loss)	$ (72,504)	$ (5,549)	$ (65,210)	$ (10,371)

Earnings per share:
Net loss per share – basic and diluted	$ (2.74)	$ (0.22)	$ (2.46)	$ (0.39)

Weighted average shares used in computing net loss per share: Basic and diluted
	26,429,014	25,573,326	26,467,090	26,365,693

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$ (29,578)	$ 21,677	$ (35,353)	$ 503

Adjusted EBITDA calculation is as follows:
Net loss	$ (72,504)	$ (5,549)	$ (65,210)	$ (10,371)
Income tax provision (benefit)	(7,599)	(3,079)	697	(5,245)
Net interest expense	9,475	4,494	2,705	1,512
Depreciation and amortization	19,718	15,959	5,123	4,755
Non-cash impairment of property & equipment	21,332	9,852	21,332	9,852
Adjusted EBITDA	$ (29,578)	$ 21,677	$ (35,353)	$ 503

  Horizon calculates Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, cumulative effect of accounting change and impairment of property and equipment. Earnings include revenues for services for which non-cash consideration is received. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations - such as impairments and other non-cash charges, or that are subject to variations that are not caused by operational performance - such as tax rates or interest rates. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon.

Contact:

Horizon Offshore, Inc.

David W. Sharp

(713) 361-2630